UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 13, 2015

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Innovation Way, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.07. Submission of Matters to a Vote of Security Holders

The Goodyear Tire & Rubber Company’s Annual Meeting of Shareholders was held on April 13, 2015 (the “Annual Meeting”). At the Annual Meeting, 233,483,827 shares of common stock, without par value, or approximately 87% of the 269,763,591 shares of common stock outstanding and entitled to vote at the Annual Meeting, were present in person or by proxies.

Set forth below are the matters acted upon by Goodyear shareholders at the Annual Meeting, and the final voting results on each such matter.

1. Election of Directors. Thirteen persons were nominated by the Board of Directors for election as directors of Goodyear, each to hold office for a one-year term expiring at the 2016 annual meeting of shareholders and until his or her successor is duly elected and qualified. Each nominee was an incumbent director, no other person was nominated, and each nominee was elected. There were 33,195,111 broker non-votes with respect to each nominee. The votes cast for or against, as well as abstentions with respect to, each nominee were as follows:

	Shares of Common	Shares of Common Stock
Name of Director	Stock Voted For	Voted Against	Abstentions
William J. Conaty	197,908,444	1,717,088	663,184
James A. Firestone	196,183,970	3,454,247	650,499
Werner Geissler	198,393,030	1,243,585	652,101
Peter S. Hellman	198,168,566	1,454,930	665,220
Laurette T. Koellner	198,054,919	1,581,104	652,693
Richard J. Kramer	193,300,294	6,334,464	653,958
W. Alan McCollough	198,140,727	1,502,507	645,482
John E. McGlade	196,409,705	3,217,076	661,935
Michael J. Morell	198,425,682	1,201,316	661,718
Roderick A. Palmore	197,884,236	1,731,383	673,097
Stephanie A. Streeter	182,302,945	17,325,510	660,261
Thomas H. Weidemeyer	198,202,735	1,421,972	664,009
Michael R. Wessel	197,857,630	1,696,650	734,436

2. Advisory vote regarding the compensation of named executive officers. An advisory resolution that the shareholders approve the compensation of Goodyear’s named executive officers was submitted to, and voted upon by, the shareholders. There were 178,740,984 shares of common stock voted in favor of, and 20,689,813 shares of common stock voted against, said resolution. The holders of 857,919 shares of common stock abstained and there were 33,195,111 broker non-votes. The resolution, having received the affirmative vote of the holders of at least a majority of the votes cast “for” and “against” the matter at the Annual Meeting, was adopted.

3. Ratification of appointment of independent registered public accounting firm. A resolution that the shareholders ratify the action of the Audit Committee in selecting and appointing PricewaterhouseCoopers LLP as the independent registered public accounting firm for Goodyear for the year ending December 31, 2015 was submitted to, and voted upon by, the shareholders. There were 228,788,419 shares of common stock voted in favor of, and 3,899,331 shares of common stock voted against, said resolution. The holders of 796,077 shares of common stock abstained and there were no broker non-votes. The resolution, having received the affirmative vote of the holders of at least a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting, was adopted.

4. Proposal with respect to the removal and election of directors. A resolution that the shareholders approve amendments to the Articles of Incorporation and Code of Regulations to reduce the vote required to remove directors and to eliminate cumulative voting in the election of directors was submitted to, and voted upon by, the shareholders. There were 186,997,707 shares of common stock voted in favor of, and 12,297,650 shares of common stock voted against, said resolution. The holders of 993,359 shares of common stock abstained and there were 33,195,111 broker non-votes. The resolution, having received the affirmative vote of the holders of at least two-thirds of the shares of common stock outstanding and entitled to vote at the Annual Meeting, was adopted.

5. Proposal to eliminate certain supermajority voting provisions. A resolution that the shareholders approve amendments to the Articles of Incorporation to reduce the vote required for certain business combination transactions was submitted to, and voted upon by, the shareholders. There were 186,428,171 shares of common stock voted in favor of, and 12,663,651 shares of common stock voted against, said resolution. The holders of 1,196,894 shares of common stock abstained and there were 33,195,111 broker non-votes. The resolution, having received the affirmative vote of the holders of at least two-thirds of the shares of common stock outstanding and entitled to vote at the Annual Meeting, was adopted.

6. Shareholder Proposal. A resolution requesting that the Board of Directors take the steps necessary to implement simple majority voting with respect to each voting requirement in our Articles of Incorporation and Code of Regulations was submitted to, and voted upon by, the shareholders. There were 87,506,235 shares of common stock voted in favor of, and 111,370,414 shares of common stock voted against, said resolution. The holders of 1,412,067 shares of common stock abstained and there were 33,195,111 broker non-votes. The resolution, having failed to receive the affirmative vote of the holders of at least a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting, was not adopted.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

April 15, 2015	By:	David L. Bialosky

Name: David L. Bialosky
Title: Senior Vice President, General Counsel and Secretary